Exhibit 20.2


Date: November 11, 2004


                     STATEMENT OF UNAMINOUS WRITTEN CONSENT
                  TO ACTION TAKEN IN LIEW OF THE ANNUAL MEETING
                               OF THE DIRECTORS OF
                         GLOBAL ENVIRONMENTAL ENERGY INC
                              BY WAIVIER OF NOTICE



   DATE: November 11, 2004
   Time: 12.40 PM GMT
   Place:Telephonically



THE UNDERSIGNED, being all of the directors of Global Environmental Energy, Inc formally known as Life Energy & Technology Holdings, Inc., a Bahamas Corporation and a U.S. Public Company (the Corporation) do hereby take the following actions in the name of and on behalf of the Corporation:

At a telephonic meeting of the Board of Directors of Global Environmental Energy, Inc formally known as Life Energy & Technology Holdings, Inc. held pursuant to waiver of notice and attended by all members on November 11, 2004, and after due discussion, IT WAS UNANIMOUSLY RESOLVED THAT:

     1) On November 11, 2004 Global Environmental Energy Inc, formerly known as Life Energy & Technology Inc, had caused the formation of a wholly owned subsidiary to be formed named Biosphere Development Corp located in New Providence in the Commonwealth of Bahamas with a 100,000,000 share capitalization structure of which 10,000,000 shares will be issued on day one to Global Environmental Energy Corp.

     2) Existing shareholders of Global Environmental Energy Corp, formerly known as Life Energy & Technology Inc., are to receive a 10% stock dividend in Biosphere Development Corp (1,000,000 shares) on December 15, 2004 (the "Record Date") with delivery on or about January 5, 2005. In order to receive the stock dividend, a stockholder of record on the record date must continue to hold GEEC stock through the dividend payment date. The dividend will be paid in authorized but unissued shares of common stock of Biosphere Development Corp,

     3) The Board make all necessary changes to the Corporate structure of Global Environmental Energy Corp to allow Global Environmental Energy Corp to act in all ways as a Holding Company.

     4) Upon the formation of Biosphere Development Corp; Global Environmental Energy Corp will assign all rights title and interest to the manufacturing deposit of USD$27,450,000 and the balance of the account receivable from Alia holdings of USD$7,750,000 to its 100% wholly owed subsidiary, making a total capitalization by GEEC of USD$35,200,000

     5) Global Environmental Energy Corp will enter into discussions with McCormack Consulting a consortium to acquire the worldwide rights and a technology transfer to Biosphere Development Corp of the McCormack Consulting Mark III Biosphere System.


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     6)   All officers and agents are authorized to take  appropriate  corporate action to effect these changes.

     7) Appropriate officers and or agents make such notification to operating agencies and the public as may be required.





IN WITNESS WHERE OF:       The undersigned have executed this Consent:


Dr CA McCormack
Director, President and Chief Executive Officer      /s/ Dr.  CA McCormack
                                                    ----------------------------

Mr. Salim Ghafari
Director, Chief Financial Officer                   /s/ Salim Ghafari
                                                    ----------------------------

Dr A Reynolds
Director, Chairman                                  /s/ Dr A Reynolds
                                                    ----------------------------